NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN CORPORATION ANNOUNCES 12.5 PERCENT DIVIDEND INCREASE

BLOOMFIELD, Connecticut (February 23, 2015) – (NYSE:KAMN)  Kaman Corporation announced that its board of directors voted to increase the quarterly dividend on the company's common shares 12.5 percent to 18 cents per share. The increased dividend will be paid on April 7, 2015 to shareholders of record on March 17, 2015.

"Today's dividend announcement reflects the Board's confidence in Kaman's strategy," said Robert Starr, Senior Vice President and Chief Financial Officer.  "It also reflects the board's ongoing commitment to create value and return cash to Kaman's shareholders."

Kaman Corporation has paid dividends on its common stock for 45 consecutive years.

About Kaman Corporation

Kaman Corporation (NYSE:KAMN), which was founded in 1945 by aviation pioneer Charles H. Kaman is headquartered in Bloomfield, Connecticut, Kaman conducts business in the aerospace and distribution markets.  The Company is a leading distributor of industrial parts, and operates more than 250 customer service centers and five distribution centers across the United States and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com